Exhibit 99.1

MabVax Therapeutics Receives Superseding Letter Related to the Late Filing of Form 10-Q

San Diego, CA, June 27, 2018 –MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer, announced today the Company received a superseding letter from Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) regarding the Company not yet filing its Form 10-Q for the period ended March 31, 2018 (the “Filing”) reiterating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires timely filing of periodic reports with the U.S. Securities and Exchange Commission, and accelerated the date on which the Company must submit a plan for regaining compliance to no later than June 28, 2018. The June 21, 2018 letter was sent as a result of the Company's continued delay in filing its Quarterly Report on Form 10-Q for the period ended March 31, 2018 (the “Form 10-Q”), and the Company’s previous disclosure that its independent auditor had withdrawn its audit reports included in the Form 10-K for the years ended December 31, 2014 through 2017. The Company intends to provide Nasdaq with the requested information.

The Nasdaq notice has no immediate effect on the listing or trading of the Company's common stock on The Nasdaq Capital Market. However, pursuant to Nasdaq’s Listing Rules, Nasdaq has accelerated the timeline for the Company to submit a plan to Nasdaq to regain compliance with the Rule. If a plan is submitted and accepted, the Company could be granted up to 180 days from the Form 10-Q’s due date, or until November 12, 2018, to regain compliance. While we are exercising efforts to maintain the listing of our common stock on The Nasdaq Capital Market and efforts to enable filing of the Form 10-Q with respect to the number of shares of common stock outstanding, the weighted average number of shares used in calculating earnings per share and related per share figures, there can be no assurance that the Company will complete a plan in a timely manner, if at all, or that Nasdaq will grant the Company any extension period in which to comply with the Rule. Also, as previously disclosed, as of December 31, 2017, the Company did not meet the minimum stockholders’ equity of $2,500,000 required for continued listing on The Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(b)(1), and on June 1, 2018, we submitted a plan to meet the stockholders’ equity requirement. There can also be no assurance that we will again be in a position to file the Form 10-Q or any other periodic Exchange Act report or that the Nasdaq will accept either of our plans to meet the minimum stockholders’ equity requirement of $2.5 million or for filing the Form 10-Q.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positivetumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Rockefeller University, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated more than 56 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety, specificity for the target and a potential efficacy signal. Patient dosing has commenced for our lead development program in Phase 1 clinical study of the Company's radioimmunotherapy product MVT-1075. For additional information, please visit the Company's website, www.mabvax.com.

Forward Looking Statements:

This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the ability of the Company to timely file its periodic Exchange Act reports and the ability of the Company to regain and maintain compliance with Nasdaq continued listing requirements. We have no assurance that we will present a plan acceptable to the staff of the Nasdaq or that we will be granted any additional grace period. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "could," "plans," "expects," "will," "potential," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from theresults expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2017 and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

MabVax Investor Contact:

Email: MabVaxIR@mabvax.com
Phone: 833-208-6789

Media Contact:

Russo Partners LLC
Phone: 212-845-4272
Email: travis.kruse@russopartnersllc.com